EXHIBIT 99.1
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FOR IMMEDIATE RELEASE
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            BSD MEDICAL CORPORATION JOINS NEW RUSSELL MICROCAP INDEX

SALT LAKE CITY, June 20, 2006--BSD Medical Corp. (AMEX BSM) today announced that BSD Medical will join the Russell Microcap(TM) Index when Russell Investment Group reconstitutes its family of U.S. indexes on June 30, according to a preliminary membership list posted Friday on www.russell.com.

Hyrum A. Mead, President and CEO of BSD Medical said, "We are pleased with this new listing for BSD Medical, and feel that it is an important recognition of the ongoing progress of BSD. The Russell Microcap Index will create greater exposure of BSD Medical Corp. to substantial investment groups."

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. An industry-leading $3.8 trillion in assets currently are benchmarked to them. Investment managers who oversee these funds purchase shares of member stocks according to that company's weighting in the particular index.

BSD Medical produces precision-guided RF and microwave systems used in the treatment of cancer and other diseases. The BSD-2000 cancer therapy system was awarded the Frost and Sullivan Technology Innovation of the Year Award for cancer therapy devices. For further information about BSD Medical and its technologies visit the BSD website at www.BSDMedical.com.

Russell, a global leader in multi-manager investment services, provides investment products and services in 44 countries. Founded in 1936, Russell is a subsidiary of Northwestern Mutual and is headquartered in Tacoma, Wash., with additional offices in New York, Toronto, London, Paris, Singapore, Sydney, Auckland and Tokyo.

Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. Companies posted for preliminary membership on the Russell Microcap Index do not become members until the date of reconstitution above indicated, and eligibility for membership is subject to change or withdrawal at the discretion of the Russell Investment Group.

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